Exhibit 99.1

HARMONIC ANNOUNCES THIRD QUARTER RESULTS

Expecting Strong Sales and Earnings Growth in Fourth Quarter

SUNNYVALE, Calif.—October 21, 2004—Harmonic Inc. (Nasdaq: HLIT) today announced its results for the quarter ended October 1, 2004. The results are in line with its preliminary estimates for the quarter, announced on October 11, 2004.

For the third quarter of 2004, the Company reported net sales of approximately $50.6 million, up from $47.3 million in the third quarter of 2003. As previously announced, the Company’s lower than anticipated revenues in the third quarter of 2004 primarily reflected the timing of two significant customer orders, which the Company expects to recognize as revenue in the fourth quarter. Due mostly to increasing customer demand worldwide and partly because of the timing of these two major orders, the Company expects net sales for the fourth quarter of 2004 in the range of $72 million to $78 million.

The CS division, which designs, manufactures and markets digital headend systems for a number of markets, had divisional net sales of $34.6 million in the third quarter, up from $33.3 million in the previous quarter. The BAN division, which designs, manufactures and markets fiber optic products for broadband cable networks, had divisional net sales of $16.0 million, compared to $23.7 million in the previous quarter. International sales represented 59% of total sales for the third quarter of 2004, up from 29% in the third quarter of 2003.

“While the timing of customer shipments remains difficult to predict, we expect strong sales and earnings growth in the fourth quarter,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “We are very encouraged with the strength of our international business and the diversification of our customer base across cable, satellite and telco markets. During the third quarter, we supplied a number of international telco customers with encoders for video-over-DSL and continued to work with domestic telcos on fiber-to-the-premises and other designs to offer digital video. We also continued to help our customers, across different markets, prepare for next-generation compression standards.”

At the end of the third quarter of 2004, the Company had cash, cash equivalents and short-term investments of $89.4 million. The GAAP net loss for the third quarter of 2004 was $4.2 million or $0.06 per share, compared to a GAAP net loss of $7.5 million or $0.12 per share for the same period of 2003. Excluding an inventory benefit relating to the sale of previously reserved inventory and the effects of non-cash accounting charges for the amortization of intangibles, the non-GAAP net loss for the third quarter of 2004 was $2.0 million or $0.03 per share, compared to a non-GAAP net loss of $4.2 million or $0.07 per share for the same period of 2003.

For the fourth quarter of 2004, the Company expects net sales in the range of $72 million to $78 million, with GAAP net income in the range of $0.03 to $0.07 per share and non-GAAP net income, excluding the amortization of intangibles, of $0.08 to $0.12 per share.

Harmonic’s conference call regarding its results for the third quarter of 2004 will be held today at 2:00 p.m. Pacific (5:00 p.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-415-908-4707 (Reservation No. 21180560). The replay will be available after 5:00 p.m. today at the same website address or by calling +1-402-977-9140 (Reservation No. 21180560).

About Harmonic Inc.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.

This press release contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, including statements related to our expected net sales, GAAP income per share and non-GAAP net income per share for the fourth quarter of 2004; our expectation that revenue from two significant customer orders will be recognized in the fourth quarter of 2004; our belief that customer demand is increasing worldwide; and our expectation of strong sales and earnings growth in the fourth quarter of 2004. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include delays or decreases in capital spending in the cable and satellite industry, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q and its current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

Editor’s Note:	Product and company names used here are trademarks or registered trademarks of their respective companies.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	October 1, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,431	$41,877
Short-term investments	68,949	70,720
Accounts receivable, net	43,287	38,528
Inventories	37,988	22,425
Prepaid expenses and other assets	10,262	6,196

Total current assets	180,917	179,746
Property and equipment, net	19,780	23,458
Intangibles and other assets	11,063	21,522

	$211,760	$224,726

Liabilities and stockholders’ equity Current liabilities:
Current portion of long-term debt	$915	$1,027
Accounts payable	15,981	14,863
Income taxes payable	6,914	6,935
Deferred revenue	11,671	11,712
Accrued liabilities	43,836	49,820

Total current liabilities	79,317	84,357

Long-term debt, less current portion	904	629
Accrued excess facilities costs	25,463	28,627
Other non-current liabilities	5,658	4,952

Total liabilities	111,342	118,565

Stockholders’ equity:
Common stock	2,039,671	2,036,593
Accumulated deficit	(1,939,142)	(1,930,558)
Accumulated other comprehensive income	(111)	126

Total stockholders’ equity	100,418	106,161

	$211,760	$224,726

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
		September	October 1,	September 26,
	October 1, 2004	26, 2003	2004	2003
Net sales	$50,610	$47,253	$162,727	$125,947
Cost of sales	30,072	32,593	98,005	87,788

Gross profit	20,538	14,660	64,722	38,159

Operating expenses:
Research and development	8,348	9,211	25,509	26,145
Selling, general and administrative	14,418	11,127	41,942	37,598
Amortization of intangibles	1,933	1,933	5,799	5,799

Total operating expenses	24,699	22,271	73,250	69,542

Loss from operations	(4,161)	(7,611)	(8,528)	(31,383)
Interest and other income/(expense)	23	257	244	880

Loss before income taxes	(4,138)	(7,354)	(8,284)	(30,503)
Provision for income taxes	100	100	300	300

Net loss	$(4,238)	$(7,454)	$(8,584)	$(30,803)

Net loss per share Basic	$(0.06)	$(0.12)	$(0.12)	$(0.51)

Diluted	$(0.06)	$(0.12)	$(0.12)	$(0.51)

Weighted average shares Basic	72,246	60,813	71,929	60,572

Diluted	72,246	60,813	71,929	60,572

Harmonic Inc.

Non-GAAP Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
		September 26,	October 1,	September 26,
	October 1, 2004	2003	2004	2003
Net sales	$50,610	$47,253	$162,727	$125,947
Cost of sales	29,756	30,951	96,459	85,167

Gross profit	20,854	16,302	66,268	40,780

Operating expenses:
Research and development	8,348	8,691	25,509	25,625
Selling, general and administrative	14,418	12,014	41,942	35,816

Total operating expenses	22,766	20,705	67,451	61,441

Non-GAAP loss from operations	(1,912)	(4,403)	(1,183)	(20,661)
Interest and other income	23	257	244	880

Non-GAAP loss before income taxes	(1,889)	(4,146)	(939)	(19,781)
Provision for income taxes	100	100	300	300

Non-GAAP loss	$(1,989)	$(4,246)	$(1,239)	$(20,081)

Non-GAAP net loss per share Basic	$(0.03)	$(0.07)	$(0.02)	$(0.33)

Diluted	$(0.03)	$(0.07)	$(0.02)	$(0.33)

Weighted average shares Basic	72,246	60,813	71,929	60,572

Diluted	72,246	60,813	71,929	60,572

1.	These Non-GAAP Condensed Consolidated Statements of Operations are provided to enhance overall understanding of our current financial performance and our prospects for the future. The presentation of this Non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to Non-GAAP results published by other companies. A table reconciling the Non-GAAP net loss to the GAAP net loss follows below.

Harmonic Inc.
Non-GAAP to GAAP Loss Reconciliation
(Unaudited)
(In thousands)

(In thousands)	Three Months Ended		Nine Months Ended
		September	October 1,	September 26,
	October 1, 2004	26, 2003	2004	2003
Non-GAAP net loss	$(1,989)	$(4,246)	$(1,239)	$(20,081)
Items charged to cost of sales:
Amortization of intangibles	(1,540)	(1,540)	(4,621)	(4,621)
Realized margin on reserved product sold	1,224	1,132	3,075	3,235
Facilities, severance and other adjustments	—	(1,235)	—	(1,235)

Total of charges to cost of sales	(316)	(1,643)	(1,546)	(2,621)

Items charged to operating expenses:
Amortization of intangibles	(1,933)	(1,933)	(5,799)	(5,799)
Loss on litigation settlement	—	—	—	(2,670)
Facilities, severance and other adjustments	—	368	—	368

Total of charges to operating expenses	(1,933)	(1,565)	(5,799)	(8,101)

GAAP net loss	$(4,238)	$(7,454)	$(8,584)	$(30,803)